Exhibit 10.6

ZOE’S KITCHEN, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This sets forth the Non-Employee Director Compensation Policy (the “Policy”) of Zoe’s Kitchen, Inc., a Delaware corporation (the “Company”), as adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), which shall become effective on the date of approval of the terms thereof.

WHEREAS, the Company has adopted the Zoe’s Kitchen, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”), which provides for grants of equity-based awards to employees, directors and other service providers of the Company; and

WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is not an employee of the Company or any subsidiary thereof (each, an “Eligible Director”) as consideration for service on the Board.

NOW, THEREFORE, the Board hereby agrees as follows:

1.                                      General.  The cash compensation and restricted equity awards described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director.  The number of shares delivered under this Policy shall reduce the aggregate number of shares available for issuance under the 2014 Omnibus Incentive Plan.  For the avoidance of doubt, any member of the Board who is not an Eligible Director shall not be entitled to cash, equity or any other compensation in connection with such service on the Board.

2.                                      Cash Compensation.

(a)                                 Annual Retainer.  The Chairperson of the Board shall receive an annual cash chairperson’s retainer of $15,000 for service on the Board, and each Eligible Director (including the Chairperson) serving as a member of the Board shall receive an annual cash retainer of $30,000 for service on the Board (each, an “Annual Retainer”).

(b)                                 Serving on a Committee.  An Eligible Director is entitled to additional cash compensation for service on a Committee (the “Committee Compensation”), payable as follows:

(i)                                     The Chairperson of the Audit Committee shall be entitled to receive an additional annual retainer of $15,000 for such service, and each additional member of the Audit Committee shall be entitled to receive an additional $6,000 for such service.

(ii)                                  The Chairperson of the Compensation Committee shall be entitled to receive an additional annual retainer of $15,000 for such service, and each additional member of the Compensation Committee shall be entitled to receive an additional $4,000 for such service.

(iii)                               The Chairperson of the Nominating and Corporate Governance Committee shall be entitled to receive an additional annual retainer of $7,500 for such service, and each additional member of the Nominating and Corporate Governance Committee shall be entitled to receive an additional $3,000 for such service.

(c)                                  Payment Schedule and Prorated Compensation for the Annual Retainer and Committee Compensation.  The Annual Retainer and Committee Compensation for each applicable Eligible Director shall be paid by the Company in quarterly installments in arrears following the completion of each quarter.  Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates, subject to the Eligible Director’s continued service on the Board through the applicable quarter.  With respect to any calendar quarter in which an Eligible Director’s service is terminated, such Eligible Director shall be entitled to receive a prorated portion of the Annual Retainer and Committee Compensation, as applicable, for any partial quarter of service, payable at the time when other Eligible Directors are entitled to receive their Annual Retainer and Committee Compensation, as applicable.

(d)                                 New Directors.  In the event a new Eligible Director is elected or appointed to the Board, such Eligible Director shall be eligible to receive an Annual Retainer and Committee Compensation, as applicable, as set forth in Section 2(a)-(b) herein, which amounts shall be prorated based on the date of appointment or election and payable in accordance with Section 2(c).

Exhibit 10.6

3.                                      Equity Compensation.

(a)                                        Annual Restricted Stock Unit Award.  Each of the Eligible Directors shall receive an annual restricted equity award under the 2014 Omnibus Incentive Plan in the amount of $50,000, subject to a three year vesting schedule and such equity amount to be based on the closing price of the Company’s common stock of the date of Compensation Committee’s approval thereof.

(b)                                  New Directors.  In the event a new Eligible Director is elected or appointed to the Board, the Compensation Committee of the Company or the Board shall have authority to determine, at its sole discretion, such new Eligible Director’s eligibility to receive an RSU award.

4.                                      Expense Reimbursement.  All Eligible Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy, subject to provision by any applicable Eligible Director of documentation reasonably satisfactory to the Company.